Exhibit 99.1


                               [GRAPHIC OMITTED]

Media Contact:        Ginger L. Adamiak                  Phone:   (816) 983-1501
                      gadamiak@KCSouthern.com


         KCS Announces Closing of Debt Offering and Acceptance of 9 1/2%
                             Senior Notes due 2008

Kansas City, Missouri - June 2, 2008 - Kansas City Southern ("KCS") (NYSE:KSU) today announced that on May 30, 2008, its wholly-owned subsidiary, The Kansas City Southern Railway Company ("KCSR"), closed on its previously announced offering of $275 million principal amount of 8% Senior Notes due 2015 (the "Notes"). KCS also announced that on May 30, 2008, KCSR has accepted all 9 1/2% Senior Notes that were validly tendered and not validly revoked on or prior to May 21, 2008 (the "Consent Deadline") pursuant to its previously announced Offer to Purchase and Related Solicitation of Consents dated May 8, 2008 (the "Offer to Purchase").

A portion of the proceeds from the issuance of the 8% Senior Notes was used to pay the total consideration of $1,024.29 for each $1,000 principal amount of 9 1/2% Senior Notes tendered to KCSR, plus accrued interest up to and including May 29, 2008. The Offer to Purchase remains open and is scheduled to expire at midnight, New York City time, on June 5, 2008, unless extended or terminated earlier (the "Expiration Time") by KCSR. For any 9 1/2% Senior Notes tendered after the Consent Deadline and prior to the Expiration Time, the tender offer consideration will be $994.29 for each $1,000 principal amount of such notes, plus accrued interest to the applicable settlement date.

The remaining proceeds from the issuance of the 8% Senior Notes due 2015 will be used to pay the fees and expenses associated with such repurchase, to reduce borrowings under the KCSR revolving credit facility, and for general corporate purposes.

KCSR has engaged Morgan Stanley & Co., Incorporated and Banc of America Securities LLC to act as Dealer Managers and Consent Solicitation Agents in connection with the Offer to Purchase and related consent solicitation. Questions regarding the Offer to Purchase and consent solicitation may be directed to Morgan Stanley, at (800) 624-1808 (U.S. toll free) or (212) 761-5797 (collect), or to Banc of America Securities, LLC, Debt Advisory Services, at
(888) 292-0070 (U.S. toll free) or (704) 388-9217 (collect).

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lazaro Cardenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern's North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" and the "Cautionary Information" sections of KCS' Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

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